UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOEFL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

7370
(Primary Standard Industrial Classification Code Number)

26-3550286
(I.R.S. Employer Identification No.)

112 North Curry Street, Carson City, NV 89703-4934 (877) 685-1955 Fax: (866) 334-2567
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

State Agent & Transfer Syndicate, Inc. 112 North Curry Street, Carson City, NV 89703-4934 (775) 882-1013
(Address, including zip code, and telephone number, including area code, of agent for service)

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1), (2)	Proposed Offering Price Per Share (3), (4)	Proposed Maximum Aggregate Offering Price (3), (4)	Amount of Registration Fee
Common Stock, to be offered for resale by selling stockholders	635,000	$0.05	$31,750	$1.25

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents shares issued by SOEFL Inc. in private placement transactions completed on December 29, 2008.

(3)

This price was arbitrarily determined by SOEFL Inc. The selling stockholders will sell the shares of common stock of SOEFL Inc. at a fixed price of $0.05 per share until shares of common stock of SOEFL Inc. are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. The common stock of SOEFL Inc. is not now, nor has ever been, traded on any market or securities exchange, and SOEFL Inc. has not applied for listing or quotation on any public market.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

SUBJECT TO COMPLETION, DATED _________________, 2009

SOEFL INC.

PROSPECTUS

635,000 SHARES
COMMON STOCK

The selling stockholders named in this prospectus are offering the 635,000 shares of common stock of SOEFL Inc. The selling stockholders acquired the shares directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell the shares of our common stock at a fixed price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Although we intend to seek to have our common stock quoted on the OTC Bulletin Board, we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange. The purchaser in this offering may be receiving an illiquid security. In order to apply for quotation of our common stock, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide any assurance that we will be able to locate a market maker willing to file a Form 15c-211 for our company. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will pay for the expenses of this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 5 through 9 before buying any shares of our common stock.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of this Prospectus is: ____________, 2009

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “SOEFL” refers to SOEFL Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are a development-stage company organized to enter into and operate online social networking and loyalty marketing services under our SOEFL (“School Of Entirely Free Learning”) and SOEFLpoints brands. Our success will be driven by our ability to create, grow and monetize an online audience in a cost-effective manner and enable advertisers to reach relevant online consumers effectively. Revenues from our social networking and loyalty marketing services will be derived from advertising fees.

On our social networking web site located at www.soefl.com, we intend to enable users to locate and interact with their acquaintances. Using interactive tools and features we intend to provide our members, as with other social networking web sites, the ability to contribute to our social networking web site, distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos.

SOEFLpoints, is to be our online loyalty marketing service, where we intend to provide advertisers with an effective means to reach our online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. We intend to market products and services of advertisers to our SOEFLpoints members, who register with SOEFLpoints.com through a double opt-in process to receive email marketing messages from us.

Industry Background

Online Social Networking. Online social networking is rapidly growing and evolving to include a broad spectrum of web sites and online services. From a category that attracted a relatively small number of users a few years ago, social networking web sites are attracting millions of unique visitors worldwide.

People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school, workplace or military service. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends.

Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. Many social networking web sites and services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking web sites as an attractive marketing medium for their products and services.

Online Loyalty Marketing. The Internet is a growing channel for advertisers and for consumers to find and purchase goods and services. Online loyalty marketing enables advertisers to target consumers in ways that are generally impractical with traditional direct marketing channels. Online loyalty marketing programs often have the ability to segment members based on personal interests, purchasing behavior and demographic profiles in order to create highly targeted advertising campaigns, thereby optimizing value to the advertiser. Online loyalty marketing services use points as an incentive for members to update their personal interest profile, helping advertisers reach consumers interested in purchasing their products and services. Online loyalty marketing services can also easily measure click-through rates on display advertising and response rates to email offers, providing rapid feedback for advertisers that can be used to identify potential customers and create new targeted offers.

Our Strategy

Our objective is to become a leader in online social networking and online loyalty marketing. Key elements of our business strategy include the following:

•

We plan to deliver an exciting member experience on our Web site and we intend to deliver exciting service offerings through our social networking and loyalty marketing platforms.

•

We plan to generate consumer awareness of our brands through viral marketing in order to build and then expand upon our membership base.

•

We intend to generate advertising revenues by showing the value of our services to advertisers.

Our Services

Online Social Networking. On our social networking web site located at www.soefl.com, we plan to allow users to locate and interact with acquaintances from high school, college, work and the military. This membership base and their user generated content posted on SOEFL.com should assist us in acquiring new members. This valuable content should bring existing members back to SOEFL.com on a recurring basis over many years.

Membership on our social networking web site located at www.soefl.com will initially be free and we intend to provide members with access to a number of interactive features. Visitors to SOEFL.com will be able to become members by completing the registration process and providing their name, age, graduation year and a valid, confirmed email address. Members will be required to affiliate with at least one high school, college, work or military community. In addition, members will be able to elect to provide information about their personal interests and can post photos.

We intend that our services will include:

Media Services. This would allow advertisers to directly market their products or services to SOEFLpoints members through a variety of media services, including email, newsletters, exclusive member offers and Web site placements.

Shopping. SOEFL.com could also serve as an online shopping portal where members would be able to earn points for shopping through SOEFL.com. We intend to also have a comparative shopping feature that would enable our members to identify point-earning opportunities for products they are looking to purchase online.

Market Research and Online Surveys. We intend to deliver market research surveys, on behalf of market research companies, to a targeted online audience. We believe that once our member base exceed one million members, it could facilitate high response rates and provide a strong likelihood that the desired number of qualified survey applicants will be available.

Company Information

We were incorporated on October 15, 2008 pursuant to the laws of the State of Nevada. Our principal executive offices are located at 112 North Curry Street, Carson City, NV 89703 and our telephone number is (877) 685-1955. Our Internet address is www.soefl.com.

Information contained on, or that can be accessed through, our Web site is not part of this prospectus. SOEFL™, soefl.com™ and SOEFLpoints™ are our trademarks. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Overview of Our Business”, “Risk Factors”, “Plan of Operation”, “Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Plan of Operation” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

The Offering

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of SOEFL who purchased shares of our common stock in private placement transactions completed on December 29, 2008. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 635,000 shares of our common stock, par value $0.001 per share.
Offering Price:

The selling stockholders will sell the shares of our common stock at a fixed price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. We intend to seek to have our common stock quoted on the OTC Bulletin upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”), but we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange.

Minimum Number of Shares To Be Sold in This Offering:	None.
Common Stock Outstanding Before and After the Offering:

2,135,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 635,000 shares of common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
Risk Factors:	See “Risk Factors” below and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

BALANCE SHEET	AS OF DECEMBER 31, 2008
Total Assets	$15,800
Total Liabilities	$22,132
Shareholder's Equity	($6,332)
OPERATING DATA	OCTOBER 15, 2008 (INCEPTION) THROUGH DECEMBER 31, 2008
Revenue	$0.00
Net Income (Loss)	($20,532)
Net Income (Loss) Per Share	($0.01)

We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future. Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception, and must continue to rely on debt or equity investments until we operate profitably, if ever.

Our auditor's report dated January 31, 2009 on our financial statements for the year ended December 31, 2008 included a going concern qualification which stated that there was substantial doubt as to our ability to continue as a going concern. We continue to be undercapitalized because of our continued losses from operations and do not have sufficient financial resources to meet the anticipated costs of completing the development and marketing of our social networking and loyalty marketing services. Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

If we do not obtain additional financing, our business will fail.

As at December 31, 2008, we had cash on hand of approximately $13,200. Although we partially completed the design and development of our social networking and loyalty marketing services in December 2008, we will need to obtain additional financing to complete the design and development of our social networking and loyalty marketing services. Our ability to obtain additional financing could be subject to a number of factors outside of our control, including the attraction of our social networking services to consumers, and any unanticipated problems relating to the design and development of our social networking and loyalty marketing services, including the costs of third-party website development consultants and additional costs and expenses that may exceed our current estimates.

The fact that we do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover our operating costs raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ report in connection with our audited financial statements.

We do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover our operating costs. Additionally, we have accumulated significant losses, have negative working capital, and a deficit in stockholders’ equity. Because of all of these factors, our independent auditors’ report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products and services gain significant popularity. Management projects that we may require an additional $72,000 to fund our operating expenditures for the next twelve month period. If we are unable to generate material revenues or obtain adequate financing, our business may fail and you may lose some or all of your investment in our common stock.

Since we anticipate operating expenses will increase prior to earning revenue, if any, we may never achieve profitability.

Prior to the completion of the design and development of our social networking and loyalty marketing services and establishing our marketing initiatives, we anticipate that we will incur increased operating expenses without realizing any revenue. Based upon current plans, we expect to incur operating losses in future periods. Anticipated losses will occur because there are expenses associated with the design and development of our social networking and loyalty marketing services and establishing our marketing initiatives. Within the next 12 months, increases in expenses associated with the design and development of our social networking and loyalty marketing services and establishing our marketing initiatives will be attributed primarily to the cost of third-party website development consultants and Internet marketing initiatives.

Since we lack an operating history, we face a high risk of business failure, which may result in the loss of your investment.

We are a development-stage company and have not completed the design and development of our social networking and loyalty marketing services and establishing our marketing initiatives. We were incorporated on October 15, 2008 and to date have been involved primarily in organizational activities and initial design and development of our social networking and loyalty marketing services. Thus we have no way to evaluate the likelihood that we will be able to operate our business successfully. We cannot guarantee we will be successful in generating revenue in the future or be successful in raising funds through the sale of shares to pay for the design and development expenses. As of the date of this prospectus, we have not earned any revenue. Failure to generate revenue may cause us to go out of business, which will result in the complete loss of your investment.

Our sole officer and director is a non-resident of the United States.

Ratree Yabamrung, our sole officer and director, is a non-resident of the United States. Accordingly, investors in this offering may not feel comfortable investing in a company whose management is outside of the country and may have concerns regarding the future stability of the company. There can be no assurance management will ever be run by residents of the United States.

All of our assets and our sole officer and director are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole officer and director is a national and/or resident of a country other than the United States, and all or a substantial portion of her assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal and state securities laws against us or our sole officer and director.

As our sole officer and director has other outside business activities, she may not be in a position to devote a majority of her time to our company, which may result in periodic interruptions or business failure.

Ratree Yabamrung, our sole officer and director, has other outside business activities and currently devotes approximately 20-30 hours per week to our operations. Our operations may be sporadic and occur at times which are not convenient to Ms. Yabamrung, which may result in periodic interruptions or suspensions of our business plan. Such delays could have a significant negative effect on the success of the business.

Key management personnel may leave our company, which could adversely affect our ability to continue operations.

We are entirely dependent on the efforts of Ratree Yabamrung, our sole officer and director. The loss of our sole officer and director, or of other key personnel hired in the future, could have a material adverse effect on the business and our prospects. There is no guarantee that replacement personnel, if any, will help our company to operate profitably. We do not maintain key person life insurance on Ms. Yabamrung.

Since our sole officer and director has no direct experience in the social networking services or loyalty marketing services’ industries, we may never be successful in implementing our business strategy, which will result in the loss of your investment.

Ratree Yabamrung, our sole officer and director, has no direct experience in the marketing of social networking services or the sales of loyalty marketing services. As a result, she may not be fully aware of many of the specific requirements of operating a social networking services and loyalty marketing services’ business. Her decisions and choices may also not account for the business or sales strategies which are commonly deployed in the social networking services and loyalty marketing services’ industry. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to her lack of experience in this area. As a result, we may have to suspend or cease operations, which will result in the loss of your investment.

Compensation may be paid to our officers, directors and employees regardless of our profitability. Such payments may negatively affect our cash flow and our ability to finance our business plan, which would cause our business to fail.

Ratree Yabamrung, our sole officer and director, is receiving compensation and any future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Ms. Yabamrung, or any other personnel in the future, will be determined from time to time by the Board of Directors, which currently consists of Ms. Yabamrung, or Ms. Yabamrung in her capacity as our sole officer, as applicable. We expect to reimburse our sole officer and director and any future personnel for any direct out-of-pocket expenses they incur on behalf of us.

Our business depends on the development and maintenance of the Internet infrastructure.

The success of our services will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services.

We may be unable to protect or enforce our own intellectual property rights adequately.

We regard the protection of our trademarks, copyrights, patents, domain names, trade dress, and trade secrets as critical to our success. We will aggressively protect our intellectual property rights by relying on a combination of trademark, copyright, patent, trade dress and trade secret laws, and through the domain name dispute resolution system. We will also rely on contractual restrictions to protect our proprietary rights in products and services. We will enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps we will take to protect our intellectual property may not prevent misappropriation of our technology or deter independent development of similar technologies by others. We will pursue the registration of our domain names, trademarks, and service marks in the U.S. and internationally. Effective trademark, copyright, patent, domain name, trade dress, and trade secret protection is very expensive to maintain and may require litigation. We will have to protect our trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location.

We may be subject to intellectual property rights claims in the future, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We may be subject to intellectual property rights claims in the future and our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

If we cannot create a significant market for our social networking and loyalty marketing services in what is an extremely competitive industry, our business will fail and our shareholders may lose their entire investment.

Our strategy for growth is substantially dependent upon our ability to market our social networking and loyalty marketing services successfully to prospective customers. However, our planned social networking and loyalty marketing services may not achieve significant acceptance among consumers. Such acceptance, if achieved, may not be sustained for any significant period of time. There is no guarantee that any substitute products or services we develop will be sufficient to permit us to recover our associated costs. Failure of our products and services to achieve or sustain market acceptance could have a material adverse effect on our business, financial condition and the results of our operations.

There is a risk that we may be unable to continue our services or continue operations if we experience uninsured losses or an act of God.

We may, but is not required to, obtain comprehensive liability and other business insurance of the types customarily maintained by similar businesses. There are certain types of extraordinary occurrences, however, which may be either uninsurable or not economically insurable. For example, in the event of a major earthquake, our computer systems could be rendered inoperable for protracted periods of time, which would impair our ability to provide social networking and loyalty marketing services and thus adversely affect our financial condition. In the event of a major civil disturbance, our operations could be adversely affected. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts that would not be partially or fully compensated by insurance proceeds.

Our entire business strategy is dependent on the sale of our loyalty marketing services. If we are unable to achieve our sales estimates we may fail and shareholders may lose their investment.

Our strategy for growth may be substantially dependent upon our ability to market our loyalty marketing services successfully and may require us to introduce successful new products and services. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us. There can be no assurance that we will be able to market and distribute our products and services on acceptable terms, or at all. There can be no assurance that we will be able to develop new products and services that will be commercially successful. Failure to market our products and services successfully, or develop, introduce and market new products and services successfully, could have a material adverse effect on our business, financial condition or the results of our operations.

Customer complaints or negative publicity about our customer service could diminish use of our services.

Customer complaints or negative publicity about our customer service could severely diminish consumer confidence in and use of our services. Measures we will be taking to combat risks of fraud and breaches of privacy and security could damage relations with our customers. These measures will heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could significantly impact our profitability. Failure to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence.

If we are unable to provide quality customer support operations in a cost-effective manner, our customers may have negative experiences, we may receive additional negative publicity, our ability to attract new customers may be damaged, and we could become subject to litigation. As a result, revenues could suffer, or operating margins may decrease.

We are dependant on third-party providers for certain services and may not be able to continue operations if there is a disruption in the supply of such services.

Initially, and for the foreseeable future, we will depend upon third-party independent contractors to develop and supply our social networking and loyalty marketing services. Further, we plan on retaining independent contractors to provide other essential services to the company. We also anticipate hiring contractors to enhance our website. Such third party suppliers and contractors have no fiduciary duty to the shareholders of our company and may not perform as expected. Inasmuch as the capacity for certain services by certain third-parties may be limited, the inability of those third-parties, for economic or other reasons, to provide services could have a material adverse effect upon the results of our operations and financial condition.

Our competitors may infringe on our customer base and have an adverse effect upon our business and the results of operations.

We have identified a market opportunity for our social networking and loyalty marketing services in the social networking market. Competitors may enter this segment of the social networking market with superior products and services, thus rendering our products and services obsolete and nullifying our competitive advantage. There may be traditional social networking providers, such as Facebook, Bebo, Friendster, etc., that are better financed and have long standing relationships with our primary potential customers. There can be no guarantee that such pre-existing companies will not mimic our social networking and loyalty marketing services. This would infringe on our customer base and have an adverse affect upon our business and the results of our operations.

We may suffer from rapidly changing products, services and technologies, which could make our products and services obsolete.

The social networking and loyalty marketing services’ industry is generally characterized by rapidly changing products, services and technologies that could result in the obsolescence or short life cycles of our social networking and loyalty marketing services. These market characteristics are exacerbated by the changing nature of the social networking business and the fact that in the near future many companies may introduce social networking and loyalty marketing services similar to those offered by us. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our social networking and loyalty marketing services, and to provide new and innovative services. Competitors may develop services or technologies that render those of our company obsolete or less marketable. In addition, our systems and services may not prove to be sufficiently reliable or robust in wide spread commercial application.

Risks Related to the Ownership of Our Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in shares of our common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experience significant price and volume fluctuations that have particular affected the market prices of the shares of developmental stage companies, which may adversely affect the market price of our common stock in a material manner.

Because our sole officer and director, Ratree Yabamrung, owns 70.26% of our outstanding common stock, investors may find that corporate decisions controlled by Ms. Yabamrung are inconsistent with the interests of other stockholders.

Ratree Yabamrung, our sole officer and director, controls 70.26% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Ms. Yabamrung is able to control who is elected to our Board of Directors and thus could act, or could have the power to act, as our management. Since Ms. Yabamrung is not simply a passive investor, but is also our sole officer, her interests as an executive officer may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Ms. Yabamrung exercising, in a manner fair to all of our shareholders, her fiduciary duties as an officer or as a member of our Board of Directors. Also, due to her stock ownership position, Ms. Yabamrung will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Ms. Yabamrung to their detriment, and (iii) control over transactions between her and SOEFL.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We completed an offering of 635,000 shares of our common stock at a price of $0.02 per share to investors on December 29, 2008. Since our inception, we have relied on such sales of our common stock to fund our operations. We will likely be required to conduct additional equity offerings in the future to finance our current business or to finance subsequent businesses that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us could become diluted.

Because Our Common Stock Is Deemed A Low-Priced “Penny” Stock, An Investment In Our Common Stock Should Be Considered High Risk And Subject To Marketability Restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•

Deliver to the customer, and obtain a written receipt for, a disclosure document;

•

Disclose certain price information about the stock;

•

Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•

Send monthly statements to customers with market and price information about the penny stock; and

•

In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, which we refer to as FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for shares of our common stock.

If we are dissolved, it is unlikely that there will be sufficient assets remaining to distribute to the shareholders.

In the event of our dissolution, any proceeds realized from the liquidation of our assets will be distributed to the shareholders only after all claims of our creditors are satisfied. In that case, the ability of purchasers of the offered shares to recover any portion of his or her purchase price for the offered shares will depend on the amount of funds realized and the claims to be satisfied there from.

Since we are a development-stage company, we do not anticipate paying dividends in the foreseeable future.

We do not anticipate paying dividends on either our common stock or preferred stock in the foreseeable future, but plan rather to retain earnings, if any, for the operation, growth and expansion of our business.

FORWARD-LOOKING STATEMENTS AND INFORMATION

All statements other than statements of historical fact contained in this Prospectus and Registration Statement are forward-looking statements.  Forward-looking statements generally are accompanied by words such as “may,” “should,” “plan,” “predict,” “anticipate,” “believe,” “estimate,” “intend,”  “project,” “potential” or “expect” or similar statements.  The forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to the demand for and cost of marketing our services, our ability to anticipate and respond to technological changes in a highly competitive industry characterized by rapid technological change and rapid rates of product obsolescence, our ability to develop and market new product enhancements and new products and services that respond to technological change or evolving industry standards, and the cost of protecting our intellectual property. Even if the assumptions on which the forward-looking statements are based prove accurate and appropriate, the actual results of our operations in the future may vary widely due to technological changes, increased competition, new government regulation or intervention in the industry, general economic conditions and other risks described elsewhere in this Prospectus and Registration Statement.  See “Risk Factors”.  Accordingly, the actual results of our operations in the future may vary widely from the forward-looking statements included herein.  All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements in this paragraph.

USE OF PROCEEDS

We are not selling any shares of common stock in this offering and, therefore, we will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. We cannot provide our investors with any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange. The offering price of $0.05 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 635,000 shares of common stock offered through this prospectus. The thirty-five (35) selling stockholders acquired the 635,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on December 29, 2008. At the time of purchase of such securities, each of the selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.

The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Other than the costs of preparing this prospectus and a registration fee to the Securities and Exchange Commission, we are not paying any costs relating to the sales by the selling stockholders.

The following is a list as of January 31, 2009 of selling stockholders who own an aggregate of 635,000 shares of our common stock covered in this prospectus. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

Name of Selling Stockholder (1)	Beneficial Ownership Before Offering (1)		Number of Shares Being Offered	Beneficial Ownership After Offering (1)
	Number of Shares	Percent (2)		Number of Shares	Percent (2)
Aunkanun, Prayut	15,000	0.70	15,000	Nil	-
Bousing, Kotchaporn	25,000	1.17	25,000	Nil	-
Budsakorn, Komsun	20,000	0.94	20,000	Nil	-
Chalurmyad, Suthon	15,000	0.70	15,000	Nil	-
Doknomklang, Montree	20,000	0.94	20,000	Nil	-
Doksuai, Suthat	15,000	0.70	15,000	Nil	-
Hatthakit, Chatchawan	15,000	0.70	15,000	Nil	-
Jaikeawti, Nikorn	15,000	0.70	15,000	Nil	-
Jaruanlarb, Sompong	15,000	0.70	15,000	Nil	-
Kendong, Rojjana	20,000	0.94	20,000	Nil	-
Kompunno, Pithuk	15,000	0.70	15,000	Nil	-
Kumgrathok, Sumalee	20,000	0.94	20,000	Nil	-
Kumkrathonk, Kanokwan	20,000	0.94	20,000	Nil	-
Kuneang, Kun	20,000	0.94	20,000	Nil	-
Luanguthai, Suwatchai	15,000	0.70	15,000	Nil	-
Malisorn, Sompet	15,000	0.70	15,000	Nil	-
Muejustturast, Bundit	15,000	0.70	15,000	Nil	-
Muejustturust, Dittipong	15,000	0.70	15,000	Nil	-
Muleethed, Ahchala	20,000	0.94	20,000	Nil	-
Pabang, Supan	15,000	0.70	15,000	Nil	-
Poyai, Sumroey	15,000	0.70	15,000	Nil	-
Prasertsang, Nittaya	25,000	1.17	25,000	Nil	-
Prasertsung, Pranee	15,000	0.70	15,000	Nil	-
Pusathong, Komkrit	20,000	0.94	20,000	Nil	-
Rawah, Angwara	20,000	0.94	20,000	Nil	-
Rawah, Nirachon	20,000	0.94	20,000	Nil	-
Ruamsri, Wassana	20,000	0.94	20,000	Nil	-
Sakhemjit, Pakin	25,000	1.17	25,000	Nil	-
Sirikunthanon, Nutthapoom	20,000	0.94	20,000	Nil	-
Sitti, Sanun	15,000	0.70	15,000	Nil	-
Songsiri, Somchai	15,000	0.70	15,000	Nil	-
Srirut, Touchchai	20,000	0.94	20,000	Nil	-
Suriya, Kunha	15,000	0.70	15,000	Nil	-
Tiyawat, Sukunya	25,000	1.17	25,000	Nil	-
Tungshongjaruen, Kwanchai	20,000	0.94	20,000	Nil	-
TOTAL	635,000	29.74	635,000	Nil	-

Based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Notes:

1.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

2.

Applicable percentage of ownership is based on 2,135,000 common shares outstanding as of the date of this prospectus.

Except as disclosed above, none of the selling stockholders:

(i)

has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)

has ever been one of our officers or directors.

We may require the selling stockholders to suspend the sales of the shares of our common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

We are registering the shares currently held by certain of our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders. The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $0.05 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, if our shares are ever approved for trading on an exchange or by other means. In the event that any donee, pledgee, transferee or other successor-in-interest sells shares received from a person set forth on the “Selling Stockholders” table after the date of this prospectus, we will amend this prospectus by filing a post effective amendment to include the names of such donee, pledgee, transferee or other successor-in-interest selling such shares and disclose the applicable compensation arrangements.

If our shares are approved for such trading, as to which we cannot provide any assurance, these dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein if our shares are approved for listing on an exchange or for trading on the OTC Bulletin Board:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principle and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transaction;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

As of the date of this prospectus, we have no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If a trading market for our common stock develops, the selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure you that all or any of the shares offered by this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Prior to the date of this prospectus, there has not been any established trading market for our common stock. Following the consummation of this offering, we do not anticipate that any such trading market will develop. Accordingly, purchasers of our shares in this offering should be prepared to hold those shares indefinitely. We will seek a market maker to sponsor our common stock on the OTC Bulletin Board. Application will then be made by the market maker to sponsor our shares of common stock on the OTC Bulletin Board. No market maker has yet undertaken to sponsor our common stock on the OTC Bulletin Board, and there can be no assurance that any market maker will make such an application or if a market does develop for our common stock as to the prices at which the our common stock will trade, if at all. Until our common stock is fully distributed and an orderly market develops, if ever, in our common stock, the price at which it trades may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our businesses generally, including the impact of the factors referred to in "Risk Factors," on page 3, above, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders. Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

•

sells for less than $5 a share,

•

is not listed on an exchange, and

•

is not a stock of a "substantial issuer."

We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and Securities and Exchange Commission regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

•

that transactions in penny stocks are suitable for the person and

•

the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer. Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased. Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another Securities and Exchange Commission rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a “risk disclosure document.” This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the Securities and Exchange Commission to abuses in the marketing of low-priced securities by “boiler room” operators. The scheme imposes market impediments on the sale and trading of penny stocks. It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 65,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2009, a total of 2,135,000 shares of common stock are issued and outstanding, held by thirty-six (36) registered stockholders. All issued and outstanding shares of common stock are fully paid and non-assessable.

Our common stock

The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

•

are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•

have unlimited voting rights, with each share being entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Our preferred stock

At this time we have no plans to issue any preferred stock. Our Articles of Incorporation authorize the Board of Directors, without stockholder action, to provide for the issuance of preferred stock in one or more series and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto. For example, our Board of Directors can determine the voting rights relating to preferred stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of preferred stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of preferred stock of any series in the event of liquidation, dissolution, or winding up of the affairs of our company, the rights, if any, of holders of preferred stock of any series to convert or exchange such preferred stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of our company or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

Preemptive Rights and Non-Cumulative Voting

Our stockholders do not have preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by our company. Also our stockholders do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Ratree Yabamrung, our sole officer and director owns approximately 70% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest future earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in our control. Sections 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control. However, these provisions only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada appearing on our stock ledger, and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely to occur. Currently, we have no Nevada shareholders. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the State of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the effect of delaying or preventing a change in our control.

STOCK TRANSFER AGENT

We have not engaged the services of a transfer agent at this time. However, within the next twelve months we anticipate doing so. Until such a time a transfer agent is retained, we will act as our own transfer agent.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our financial statements for the period from inception on October 15, 2008 through December 31, 2008 included in this prospectus have been audited by Moore & Associates, Chartered; Certified Public Accountants, 6490 West Desert Inn Road, Las Vegas, NV 89146, as set forth in their report included in this prospectus. Their report is provided on their authority as experts in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Thomas C. Cook, Esq., The Law Offices of Thomas C. Cook, 500 North Rainbow Boulevard, Suite 300, Las Vegas, Nevada 89107.

Neither of Moore & Associates, Chartered nor Thomas Cook, Esq. has been hired on a contingent basis, will receive a direct or indirect interest in SOEFL or have been a promoter, underwriter, voting trustee, director, officer, or employee of SOEFL.

INFORMATION WITH RESPECT TO THE REGISTRANT

OUR BUSINESS

Overview

We intent to operate social networking and loyalty marketing services under our SOEFL (“School Of Entirely Free Learning”) and SOEFLpoints brands. Our success will be driven by our ability to create, grow and monetize an online audience in a cost-effective manner and enable advertisers to reach relevant online consumers effectively. Revenues from our social networking and loyalty marketing services will be derived from advertising fees.

We will build our businesses on the unique characteristics of the Internet, which has transformed the way people express themselves and connect and interact with each other. As Internet usage grows and as new and extensive sources of consumer data become available, online advertising methods are evolving and improving, leading advertisers to increase total advertising spending on the Internet. As a result of these trends, we believe there is a growing opportunity to build and monetize online audiences.

On our social networking Web site located at www.soefl.com, we intend to enable users to locate and interact with acquaintances from school, work and the military. We expect that our SOEFL.com Web site will be comprised of a large and diverse group of users. Using interactive tools and features, we intend to provide our members, as with other social networking Web sites, the ability to contribute to our SOEFL.com Web site distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos. This valuable content should be a key component in attracting and retaining members.

SOEFLpoints, is to be our online loyalty marketing service, where we intend to provide advertisers with an effective means to reach our online audience with targeted marketing campaigns while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. We intend to market products and services of advertisers to our SOEFLpoints members, who register with our SOEFLpoints.com Web site through a double opt-in process to receive email marketing messages from us.

Industry Background

Online Social Networking

Online social networking is rapidly growing and evolving to include a broad spectrum of web sites and online services. From a category that attracted a relatively small number of users a few years ago, social networking Web sites are attracting millions of unique visitors worldwide.

People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school, workplace or military service. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends.

Over time, people frequently lose touch with each other for a variety of reasons including geographic moves and job changes. People looking to reconnect with past friends, colleagues and acquaintances have traditionally interacted through a variety of forums, including alumni associations, clubs, family and class reunions and professional organizations, as well as through various communication channels, including the telephone, postal mail and email. We believe there is a growing trend towards using new mediums of communication that facilitate social interaction and enable individuals to find and connect with friends, family and colleagues.

The Internet has helped bridge boundaries as a new communications platform. Email was an early means by which people communicated on the Internet. However, email by itself does not help people find others with common interests or backgrounds or locate past friends and acquaintances. Online social networking Web sites were developed to facilitate the social interaction of large numbers of individuals and are becoming increasingly popular for socializing with friends, family and colleagues. Widespread adoption of broadband Internet access, digital photography and online video has also served as a catalyst for growth in online social networking, facilitating the sharing of content over the Internet.

Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. As such, we believe that social networking users generally choose to participate in and develop affiliations through more than one online social networking service. These Web sites and services are used by individuals to post content about themselves and to comment on the content posted by others. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many social networking Web sites and services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations. Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking Web sites as an attractive marketing medium for their products and services.

While social networking Web sites have attracted significant online audiences and, as a result, the attention of advertisers, certain aspects of many social networking Web sites pose challenges for advertisers. For example, many branded advertisers want the ability to deliver targeted advertisements to users with certain desirable demographics and demonstrated purchasing ability. However, not all social networking Web sites collect comprehensive demographic data on their members, and many enable users to create "alias" identities whose related profiles may contain incomplete or inaccurate information. In addition, members on social networking Web sites may post forms of user generated content with which advertisers may not want their products or services to be associated.

Many social networking Web sites also face challenges in attracting, retaining and monetizing online audiences. While there is a wide range of online social networking Web sites available today, only a limited number have demonstrated an ability to build large-scale and sustainable audiences. Scale in a social network is required to create a "network effect," where members of the network benefit from the presence of other members, potentially accelerating growth in user activity and Web site visits.

Online Loyalty Marketing

The Internet is a growing channel for advertising and for consumers to find and purchase goods and services. Loyalty marketing programs are generally designed to reward consumers with points that accumulate based on activities and may be redeemed for products and services from participating vendors. These programs have long been popular with airlines, credit card vendors, hotels and retailers. In recent years, loyalty marketing programs have expanded into a comprehensive direct marketing and targeted advertising strategy. Consumer adoption of loyalty marketing programs, however, has traditionally been associated with a single type of activity, such as airline, hotel or credit card selection.

Given the challenges faced by offline direct marketing, such as low response rates and rising costs of direct mail, advertisers are increasingly turning to the Internet to cost-effectively reach and target consumers. Online loyalty marketing enables advertisers to target consumers in ways that are generally impractical with traditional direct marketing channels. Online loyalty marketing services often have the ability to segment members based on personal interests, purchasing behavior and demographic profiles in order to create highly targeted advertising campaigns, thereby optimizing value to the advertiser. Online loyalty marketing services use points as an incentive for members to update their personal interest profile, helping advertisers reach consumers interested in purchasing their products and services. Online loyalty marketing services can also easily measure click-through rates on display advertising and response rates to email offers, providing rapid feedback for advertisers that can be used to identify potential customers and create new targeted offers.

In addition, an online loyalty marketing program that has attracted a large, responsive and loyal member base helps maximize returns on the advertisers' marketing investments. Online loyalty marketing programs that are not explicitly sponsored by a single large consumer brand, such as an airline, hotel chain or department store, appeal to a potentially broader audience because of the breadth of offers and the ability of the consumer to earn rewards quickly and more often.

Our Strategy

We believe that our success will be dependent on the following factors:

A large membership audience and rich databases. We believe that we must create a large membership base and databases of member information.

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We are targeting the school, work and military communities. We believe the relevance of these communities, particularly the high school community, which will be based on members’ personal bonds and experiences from the past, will encourage them to provide us with reliable and valuable profile and other personal information about themselves.

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Providing our social networking members with the ability to provide extensive content that they can post on our SOEFL.com Web site should help us to attract new members, who in turn should add their names and content to our SOEFL.com Web site, which should make our user generated content richer and deeper and thereby possibly attracting even more members.

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We intend that our members who want to join SOEFLpoints will be able to opt to receive daily or weekly email marketing messages, and in doing so could provide us with additional information about themselves and their interests.

Compelling services and sustainable consumer proposition. We believe that we can attract and retain members through differentiated services.

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We believe we will be one of only a relatively small number of online social networking services focused on reconnecting members with people from their past. We intend to build a platform to allow our social networking members to easily affiliate with and participate in communities.

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We believe that, in contrast to many online social networks, our networks should be comprised of defined communities that should be trusted by our members, which should further encourage Web site interaction and member communication.

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We intend to offer loyalty marketing members a way to easily and quickly earn rewards. Members should be able to earn points not only by engaging in everyday activities such as shopping online, but also through a wide variety of other simple actions, such as responding to email offers, taking market research surveys, booking travel and engaging in other online activities.

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We believe that once a member is actively participating in our loyalty marketing service by earning points and redeeming rewards, we believe the member should have a strong disposition to continue using our service to receive additional rewards.

Advertising business model. We believe we can cost-effectively obtain new members and generate revenue through advertising revenues.

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We intend to create and then leverage both our technology and marketing to create personalized emails to encourage members to return to our SOEFL.com Web site to generate advertising revenues.

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We intend to have the ability to segment our members by personal interests, purchasing behavior and demographic profiles, which should enable us to tailor advertisements based on member data and should allow our advertisers to cost-effectively reach consumers interested in the advertisers' products and services.

Our Objective

Our objective is to become a leader in online social networking and online loyalty marketing. Key elements of our business strategy include the following:

Create an engaging member experience on our SOEFL.com Web site. We intend to create, and then continue to improve upon, our service offerings through our social networking and loyalty marketing platforms.

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We expect the vast majority of social networking member activity to be within our high school communities. We intend to develop our platform so that it can connect our members with people from their pasts in order to broaden member engagement by allowing members to affiliate with more narrowly defined or meaningful groups within their college, work and military communities, such as those based on sorority, fraternity or similar life-long relationships.

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We intend to allow people to create affiliations and communities beyond those associated with school, work and the military that we believe will have broad-based appeal to our members, such as affiliations based on local geographic connections or shared interests.

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We intend to provide our members with an easy and entertaining way to interact and share a wider variety of content, such as video emails and enhanced profile functionality. We also intend to leverage third-party content from various eras, such as relevant sports, celebrity and other content, to foster nostalgia among our members.

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We plan to provide numerous ways for our loyalty marketing members to earn points for engaging in everyday online activities. We intend to add features designed to provide our members with a more personalized experience.

Build a membership base. We plan to create consumer awareness of our brands in order to build our membership base.

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We intend to provide a user-friendly registration process on our SOEFL.com Web site.

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In addition to marketing our services through normal online channels, we intend to experiment with, and implement, a variety of marketing techniques, including co-registrations, referral programs and search engine optimization techniques, to generate new members, all with the goal of decreasing our member acquisition costs.

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We intend to create a loyalty marketing membership base, and we intend to cross-market our services to our social networking members with the goal of providing all of our social networking members with the ability to earn points for posting content or otherwise interacting with our social networking services.

Monetization of our SOEFL.com Web site. We intend to generate advertising revenues by continually enhancing the value of our services to advertisers.

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We believe our strategy of continually enhancing member experience and engagement on our SOEFL.com Web site will increase the frequency of visits and the time spent on our SOEFL.com Web site, resulting in both increased advertising inventory and targeting opportunities. We intend to generate advertising revenues by working with brand advertisers seeking to reach relevant online consumers.

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We intend to continually develop sophisticated methods for designing advertising campaigns for our loyalty marketing members that are specifically tailored to an individual's personal interests, purchasing behavior and demographic profile.

Our Services

Online Social Networking

On our SOEFL.com Web site, we intend to enable users to locate and interact with acquaintances from school, work and the military. Using interactive tools and features, we intend to provide our members, as with other social networking Web sites, the ability to contribute to our SOEFL.com Web site distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos. Our members and their user generated content posted on our SOEFL.com Web site should assist us in acquiring new members, and we believe we will be able to receive many new account registrations each day. We believe this valuable content should also bring existing members back to our SOEFL.com Web site.

Membership. We plan that membership on our SOEFL.com Web site will be free and will provide members with access to a number of interactive features. We plan that visitors to our SOEFL.com Web site will be able to become members by completing the registration process and providing their name, age, graduation year and a valid, confirmed email address. Members will be required to affiliate with at least one school, work or military community. In addition, members will be able to provide information about their personal interests and post photos.

It is our intention that members will have access to the following features (note: these features shall be developed incrementally and in no particular order):

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Search. Members can use our search feature to locate individuals within communities of interest and to browse our member database which will be differentiated by high school, college, work place or military unit. Our school communities will be further subdivided into new members, teachers & staff, parents & friends and missing members.

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Post profile information. Members can post information about themselves, including personal profiles, biography information, photos, affiliations and answer multiple choice questions about life, love, family and hobbies.

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View editorial content. Members can view other members' posted information, including personal profiles, biography information, photo albums, affiliations and Q&As.

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Email. Members can send double-blind emails through our SOEFL.com Web site to other SOEFL members and respond to email messages received from other members.

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Read message boards. Members can read messages posted on, our interest group messages boards which may encompass a range of topics, including college life, fraternities and sororities, sports, politics, travel, hobbies, current events and family life.

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Newsletter. Members can subscribe to our weekly newsletter that will contain information on the various features available on SOEFL, a listing of new members who joined their communities that week and announcements relating to new content posted by members within their communities.

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Digital guestbook. We believe that our digital guestbook feature will serve as an "icebreaker" to initiate communication between acquaintances by alerting a SOEFL member when another member visits his or her profile, if the visiting member chooses to leave his or her name.

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Email. Members can send double-blind emails through our SOEFL.com Web site to other SOEFL members and respond to email messages from any other SOEFL member.

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Post to message boards. In addition to reading information posted by members on our SOEFL message boards, members will be able to post content on the message boards and post pictures in the photo albums devoted to their affiliated communities.

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SOEFL maps. Members can access our SOEFL maps feature where the member will be able to generate a map, satellite or hybrid view showing the geographic locations, based on zip codes, provinces and/or countries, of individuals in a member’s affiliated communities.

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SOEFL dating. Members who elect to participate in our online dating feature will be able to view photos and profiles of singles in their geographic area and create a dating profile on our SOEFL.com Web site.

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Reunions. Reunions and events will be able to be organized and invitations will be able to be sent through our SOEFL.com Web site. Members will be able to read posted information regarding reunions and events on our SOEFL.com Web site. Members will be able to track RSVPs to reunions, build surveys, exchange party ideas on private message boards and share pictures in photo albums devoted to the reunion event.

These and all the other features of our SOEFL.com Web site will continually need to evolve to keep up with member expectations and to keep in line with features being provided by other social networking Web sites.

International. We plan to offer our social networking services in many languages, first English, then Spanish, Chinese and we intend to continue to add languages as we ascertain where our members are most prevalent.

Online Loyalty Marketing

We plan that SOEFLpoints will connect advertisers with our members by allowing members to earn rewards points for engaging in online activities. We intend that SOEFLpoints will be a free service and that users need only provide their name, zip code, gender, date of birth, and a valid, confirmed email address to register. Members will be able to register through a double opt-in process to receive direct email marketing and other online loyalty promotions tailored to their personal interests, and will be able to earn points for responding to email offers, taking market research surveys, booking travel, shopping online and engaging in other online activities. We intend that rewards points will be redeemable in the form of third-party gift cards and other benefits from merchants, including retailers, theaters, restaurants, airlines, hotels, etc. We plan that members will also be able to contribute points to charities through our SOEFL.com Web site.

We plan that SOEFLpoints will be able to provide advertisers with an effective means to reach what we expect will become a large online audience with their targeted marketing campaigns. We intend to use a variety of criteria, including personal interests, purchasing behavior and demographic profiles, to create targeted promotions for advertisers. We intend to tailor these marketing campaigns to meet the needs of the specific advertiser, which may include generating sales leads, soliciting information, registrations or the purchase of an advertiser's products, or increasing customer traffic on an advertiser's Web site.

We plan that all of our loyalty marketing revenues will be derived from advertising fees. We expect that advertisers will pay us when our emails are transmitted to members, when members respond to emails and when members complete online transactions.

It is our intention that SOEFLpoints will have the following features (note: these features shall be developed incrementally and in no particular order):

Media Services. We intend that our primary services will allow advertisers to directly market their products or services to SOEFLpoints members through some or all of the following media services:

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Email. We intend to send personalized email marketing messages directed specifically to individual SOEFLpoints members, that showcase a single advertiser or offer. We plan that our members will receive points for clicking through the media links as well as for purchases or other actions taken within a limited time period.

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Newsletters. We intend to email monthly and other periodic newsletters to our SOEFLpoints members on topics such as books, travel and seasonal themes. We plan that each newsletter will feature offers from one or more advertising sponsors.

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Exclusive member offers. We intend to provide exclusive member offers, which will be available on our SOEFLpoints.com Web site, and which will allow advertisers to offer multiple or bundled products and services to SOEFLpoints members through our SOEFLpoints.com Web site and to our members via email.

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Web site placements. We intend to offer sponsorship opportunities for advertisers to prominently display their products and services to our members directly on our SOEFLpoints.com Web site. Display advertisements on our Web sites should provide an additional form of exposure for advertisers to market their products or services.

We believe that this array of media services should allow SOEFLpoints to create targeted marketing campaigns for advertisers by selecting from demographic and behavioral parameters based on personal interests, purchasing behavior and demographic profiles of our SOEFLpoints members.

Shopping. We plan that our SOEFLpoints.com Web site will also serve as an online shopping portal where members will be able to earn points for shopping through our SOEFL.com Web site. We also intend to have a comparative shopping feature that will enable our members to identify point-earning opportunities for products they are looking to purchase online.

Market Research and Online Surveys. We intend to deliver market research surveys, on behalf of market research companies, to a targeted online audience and we intend to be paid on a cost-per-completion basis, which will factor in the feasibility, number of potential respondents and number of completed surveys.

Advertising Sales

Online Social Networking

We intend to generate revenue from our social networking services from advertising fees, which should consisting primarily of fees generated from the display of third-party registration offers at the end of our account registration process, other display advertisements and referring members to third-party Web sites or services. We plan to have text and graphic advertising placements on the user home page, profile page, class list page and most other pages on our SOEFL.com Web site. We intend to be able to target the advertising delivered to our members based on a wide variety of factors, including age, gender, demographic data, profile data and zip code. We plan to sell our advertising inventory ourselves, however we may also use third-party advertising resellers.

Online Loyalty Marketing

We expect that all of our loyalty marketing revenues will be derived from advertising fees. We plan to sell direct marketing solutions to advertisers offering both brand and direct response objectives including display, email and other opportunities. We also plan to use targeting technologies and Web site integrations in order to provide effective solutions for advertisers. We plan to sell our advertising inventory ourselves, however we may also use third-party advertising resellers.

Marketing

Online Social Networking

We plan to focus our marketing efforts for our social networking services primarily on attracting new members. We expect that our primary channels for acquiring new members will be viral marketing (current members telling non-members) and online advertising. We plan to monitor our marketing efforts and continuously modify them to take advantage of changes in the online market, which may increase our spending when the cost to acquire a new member is lower. This strategy could cause our advertising expenses to vary significantly from period to period. We could also engage in a variety of other marketing activities to build our SOEFL and SOEFLpoints brands as well as to acquire new members, including online search initiatives, sponsorships and radio, television and print advertising. To drive potential members to our SOEFL.com Web site without incurring additional acquisition costs, we intend to implement and continually evaluate additional methods that could increase the probability that our SOEFL.com Web site and our content will be represented in the top search results of online search engines.

Online Loyalty Marketing

We plan to focus our marketing efforts for our loyalty marketing services primarily on attracting new members. We expect that the majority of our new member accounts will be derived from co-registration transactions with third-party online service providers which will be on a cost-per-acquisition basis. We intend that new members will be able to enroll in SOEFLpoints through a co-registration process by registering with a third-party at which time they will receive a "check the box" prompt to allow them to enroll in SOEFLpoints. Once a user clicks to enroll in SOEFLpoints, a confirmation email will be automatically generated and sent to the email address provided upon that initial enrollment. Even though a member will be able to enroll in SOEFLpoints through these third-party Web sites, SOEFLpoints membership will not be confirmed until the prospective member validates the email address provided upon that initial enrollment. This two-step enrollment for new members is known as the "double opt-in process." We plan to require all of our members to be enrolled through this double opt-in process in an effort to minimize inadvertent or short-term enrollment and curb inflated member enrollment statistics, which, in turn, should allow us to provide our advertising customers with a willing and interested online audience for their products and services.

We also plan to create a refer-a-friend program whereby our members will be able to earn points for referring new members. In addition, we plan to market our services using online advertising on third-party Web sites. We also intend to develop integrated placements for SOEFLpoints on SOEFL. As part of our evaluation of potential new features to grow our loyalty marketing membership base, we intend to cross-market our services to our social networking members with the goal of providing all of our social networking members with the ability to earn points for posting content, upgrading to a pay account, or otherwise interacting with our social networking services.

Customer Service

We believe that reliable customer service and support will be important to retaining members. We intend to continually monitor the quality of our customer service operations and seek feedback from our members in order to improve our services.

Online Social Networking

We plan to offer a variety of online self-help customer service tools on our SOEFL.com Web site, including features such as a self-guided "get acquainted" tutorial, advice, tips, an internal search engine, step-by-step solutions and answers to frequently asked questions. In addition, we intend to allow our SOEFL members to directly submit a query or customer service request via email through our SOEFL.com Web site. We intend to design our technology systems for efficient processing of customer requests, and we intend to generate automated emails to all online questions submitted by our members. We plan to supplement these online customer service tools with an in-house customer service team comprised of full- and part-time employees. We map at some time in the future provide telephone support and online chat to our social networking members.

Online Loyalty Marketing

We plan on utilizing a two-tiered customer care structure that will enable us to rapidly identify and respond to our loyalty marketing members' inquiries submitted through our SOEFLpoints.com Web site.

Intellectual Property

We will rely upon a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements, invention assignment agreements and nondisclosure agreements with employees, contractors and suppliers, and others with whom we will conduct business to protect the technology and intellectual property used in our business.

We intend to pursue the registration of our trademarks and service marks in the United States and other countries. We currently hold various domain name registrations relating to our brands, including SOEFL.com and SOEFLpoints.com.

Competition

Online Social Networking

The social networking market is highly competitive and is characterized by numerous companies offering varying online services. Our market is rapidly evolving to respond to growing consumer demand for compelling social networking services and functionality. As our market continues to evolve, we believe that demand will be met by a number of large social networking companies. We believe the factors that drive long term success are the ability to build a large and active user base and the ability to monetize that user base through subscriptions or advertising. We believe the principal competitive factors for members are the size of the member base, volume and quality of user generated content and the scope of features. We believe that we have a chance to compete in each of these areas. However, many of our current competitors, as well as a number of our potential competitors, have large numbers of registered users and greater financial, technical and marketing resources than we do or will in the near term.

Our social networking services will compete with a wide variety of social networking Web sites, including broad social networking Web sites such as MySpace and Facebook; a number of specialty Web sites, including LinkedIn, Reunion.com and Monster.com's Military.com service, that offer similar online social networking services to those we plan to offer which will be based on school, work or military communities; and an increasing number of schools, employers and associations that maintain their own Internet-based alumni information services. We will also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. As Internet search engines continue to improve their technology and their ability to locate individuals, including by finding individuals through their profiles on social networking Web sites, these services will increasingly compete with our services. As a result of the growth of the social networking market, a number of companies are either in or attempting to enter this market, either directly or indirectly, some of which may remain significant competitors in the future. In addition, many existing social networking services are broadening their offerings to compete with our planned services. As we develop and then continue to broaden our services so as to evolve into a service used for meeting new people with similar interests or affiliations, we may have to compete with an ever increasing number of social networking Web sites for special niches and areas of interest.

Online Loyalty Marketing

The market for loyalty marketing services is very competitive, and we expect competition to significantly increase in the future as loyalty programs grow in popularity. We believe the primary competitive factors that each of the loyalty marketing services are providing are the number, type and popularity of the participating merchants, the attractiveness of the rewards offered, the number of points awarded for various actions, the ease and speed of earning rewards, and the ability to offer members a robust, user-friendly shopping experience.

Our SOEFLpoints loyalty marketing business will face competition for members from several other loyalty programs that offer competitive online products and services, including Ebates, Upromise and ThankYou Network. We will also face competition from offline loyalty rewards programs that have a significant online presence, such as those operated by credit card, airline and hotel companies.

Online Advertising

We will be dependent upon advertising fees for our revenues. We believe the primary competitive factors for Internet advertising are size of user base, the amount of time users spend on a Web site, the ability to target advertisements to users and the demonstrated success of advertising campaigns. We believe we will be able to compete in each of these areas, although certain competitors do and will have larger user bases and their users may spend more time on their Web sites than on our Web sites.

We will compete for advertising revenues with portal companies, social networking Web sites, online direct marketing businesses, content providers, large Web publishers, Web search engine companies, content aggregation companies, major Internet service providers and various other companies that facilitate Internet advertising. We will also compete with traditional offline advertising channels, such as radio, television and print advertising, because most companies currently spend only a small portion of their advertising budgets on Internet-based advertising. Internet advertising techniques are evolving, and if our technology and advertising serving techniques do not meet and then later keep up with the needs of advertisers, we will not be able to compete effectively. If we fail to persuade companies to advertise on our Web sites, our advertising revenues will be adversely affected.

User Privacy and Trust

General. In the ordinary course of our business, members will provide us with information and content, and we will gather significant amounts of personal information from our members, all of which will become part of our databases. We understand how important the privacy of personal information is and will adopt internal policies and practices relating to, among other things, content guidelines and member privacy.

Privacy policies and controls. The SOEFL and SOEFLpoints privacy policies will be posted on their respective Web sites and will inform members and potential members what information we intend to collect about our members, where and how such information will be collected, and about members' use of our Web sites and our services. Our privacy policies will also explain the choices members have about how their personal information may be used, how we will protect that information, and with whom we will share that information. We will assure our members that we will not sell personal information to third parties without permission.

Privacy concerns of social networking and online loyalty marketing Web sites. There are privacy concerns inherent in all online social networking and online loyalty marketing Web sites. We intend to design SOEFL.com so that members will be able to contact one another only through double blind-emails and will only be permitted to see the content that each member has made public. We intend to give our members a significant amount of control over their experience and over the information that is shared with other members and third parties. We intend that SOEFLpoints.com will share personal information with third-party advertisers only when the member consents to such sharing by expressing an interest in a product or service.

TRUSTe. We intend that each of SOEFL.com and SOEFLpoints.com will become a licensee of the TRUSTe Privacy Program and their respective privacy policies will have to be approved by TRUSTe. TRUSTe is an independent, non-profit organization that promotes responsible online privacy practices and whose goal is to build users' trust and confidence in the Internet.

Government Regulations

Once we launch our social networking Web site SOEFL.com, we will be subject to state, federal and international laws and regulations applicable to online commerce, including user privacy policies, product pricing policies, Web site content and general consumer protection laws. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial email, taxation, pricing and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised law or regulation, which could decrease demand for our services, increase our cost of doing business, result in liabilities for us, restrict our operations or otherwise cause our business to suffer. Our failure, or the failure of our business partners, to accurately anticipate the application of these laws and regulations, or to comply with such laws and regulations, could create liability for us, result in adverse publicity and negatively affect our business.

Privacy, Data and Consumer Protection. The FTC and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of personal information and the presentation of Web site content. These regulations include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of certain types of information and provide users with the ability to access, correct and delete some of their personal information stored by us. These regulations also include enforcement and redress provisions. The specific limitations imposed by these regulations are subject to interpretation by courts and other governmental authorities. In addition, the FTC has conducted investigations into the privacy practices of companies that collect personal user information over the Internet and the use and disclosure of that information. We may become subject to the FTC's regulatory and enforcement efforts with respect to current or future regulations, or those of other governmental bodies, which may adversely affect our ability to collect demographic and personal information from members and our ability to use this information in our communications to members, which could adversely affect our marketing efforts. We believe that our information collection and disclosure policies will comply with existing laws, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. In addition, in the European Union member states and other foreign countries, data protection is even more highly regulated and rigidly enforced. To the extent that we expand our business into these countries, we expect that compliance with these regulations will be more burdensome and costly for us.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution of commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages and establishes penalties for the sending of email messages which are intended to deceive the recipient as to source or content. We intend to apply the CAN-SPAM requirements to our email communications, and we intend that our email practices will comply with the requirements of the CAN-SPAM Act.

Digital Millennium Copyright Act of 1998. The Digital Millennium Copyright Act of 1998, or DMCA, among other things, creates limitations on the liability of online service providers for copyright infringement when users of a service post materials that infringe the copyrights of third-parties, as long as the service provider complies with the statutory requirements of the act (including taking down or blocking infringing material). The DMCA, however, does not eliminate potential service provider liability completely. To the extent we are held liable for content posted by our users, the DMCA notwithstanding, it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

Communications Decency Act. The Communications Decency Act of 1996, or CDA, regulates content of material on the Internet, and provides immunity to providers of interactive computer services for claims based on content posted by third-parties. The CDA and the case law interpreting it provide that an interactive computer service provider is immune from liability for obscene, defamatory or other illegal content posted by users of its service unless such service provider engages in activities whereby it may be deemed itself to have been involved in creating or developing the content. If we are held liable for content posted by our users it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

The Child Online Protection Act and The Children's Online Privacy Protection Act. The Child Online Protection Act and the Children's Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from children under 13. The failure to accurately apply or interpret either of these Acts could create liability for us, result in adverse publicity and negatively affect our business.

We may also be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. Compliance with these laws, or the adoption or modification of laws applicable to Internet advertising or marketing, could affect our ability to market our services, decrease the demand for our services, increase our costs or otherwise adversely affect our business.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Company Overview

SOEFL is a development stage company incorporated in the State of Nevada on October 15, 2008. We were organized to enter into and operate online social networking and loyalty marketing services under our SOEFL (“School Of Entirely Free Learning”) and SOEFLpoints brands. Our success will be driven by our ability to create, grow and monetize an online audience in a cost-effective manner and enable advertisers to reach relevant online consumers effectively. Revenues from our social networking and loyalty marketing services will be derived from advertising fees.

On our social networking web site located at www.soefl.com, we intend to enable users to locate and interact with their acquaintances. Using interactive tools and features we intend to provide our members, as with other social networking web sites, the ability to contribute to our social networking web site, distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos.

SOEFLpoints, is to be our online loyalty marketing service, where we intend to provide advertisers with an effective means to reach our online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. We intend to market products and services of advertisers to our SOEFLpoints members, who register with SOEFLpoints through a double opt-in process to receive email marketing messages from us.

Plan of Operation

Over the twelve month period starting upon the effective date of this registration statement, we must raise capital and complete the staged design and development of our SOEFL.com and SOEFLpoints.com Web sites and initiate marketing activities.

Stage One – to be completed within 180 days of this registration statement

We intend to complete the prototype design and development of our SOEFL.com Web site (the logo, layout and colors to be used and the features and functions to be provided). This is estimated to cost $24,000.

Stage Two – to be completed within 240 days of this registration statement

We intend to complete the prototype design and development of our SOEFLpoints.com Web site (the logo, layout and colors to be used and the features and functions to be provided). We also intend to complete the final design and development of our SOEFL.com Web site. This is estimated to cost $12,000.

Stage Three – to be completed within 360 days of this registration statement

We intend to complete the final design and development of our SOEFLpoints.com Web site. We also intend to market our SOEFL.com Web site to prospective members and prospective advertisers. This is estimated to cost $12,000.

If we can complete these stages and we receive a positive reaction from our potential members, we will attempt to raise additional money through a private placement, public offering or long-term loans to continue marketing our SOEFL.com and SOEFLpoints.com Web sites to attract larger numbers of members. We will also continually refine our SOEFL.com and SOEFLpoints.com Web sites and optimize our marketing efforts from the market feedback we receive during the initial marketing phase and from our member’s feedback. We do not at this time have an estimate for this stage.

At present, Ratree Yabamrung, our sole officer and director, in addition to her investment in our common stock, has invested $1,941 in our company. She is willing to make additional financial commitments, but the total amount that she is willing to invest has not yet been determined. At the present time, we have not made any arrangements to raise additional cash; however, we intend to raise additional capital through private placements once we gain a quotation on the Over-The-Counter Bulletin Board, for which there is no assurance. If we need additional cash but are unable to raise it, we will either suspend marketing operations until we do raise the cash, or cease operations entirely. Other than as described in this paragraph, we have no other financing plans.

If we are unable to complete any phase of our development or marketing efforts because we don't have enough money, we will cease our development and or marketing operations until we raise money. Attempting to raise capital after failing in any phase of our development plan could be difficult. As such, if we cannot secure additional proceeds we will have to cease operations and investors would lose their entire investment.

Management does not plan to hire additional employees at this time. Our sole officer and director will be responsible for designing and developing the initial SOEFL.com and SOEFLpoints.com Web sites. Once we begin marketing our SOEFL.com and SOEFLpoints.com Web sites, we intend to hire an independent consultant(s) to market the Web site.

We have no current plans, preliminary or otherwise, to merge with any other entity.

Financial Condition, Liquidity and Capital Resources

As of December 31, 2008, we had $13,200 cash on hand and in the bank. Management believes this amount will not satisfy our cash requirements for the next twelve months and as such we will need to either raise additional proceeds and/or our sole officer and director will need to make additional financial commitments to our company, neither of which is guaranteed. We plan to satisfy our future cash requirements - primarily the working capital required for the development of our SOEFL.com and SOEFLpoints.com Web sites and related services, our marketing campaign, and to offset legal and accounting fees - by financial commitments from our sole officer and director. There is no additional offering planned at present.

Management believes that we may generate sales revenue within the next twelve months, but that these sales revenues will not satisfy our cash requirements during that period. And, financial commitments from our sole officer and director may not be available to us at the levels that we require, thus we could fail to satisfy our future cash requirements.

If we are unsuccessful in raising the additional proceeds from our sole officer and director, we will then have to seek additional funds through debt financing, which would be highly difficult for a new development stage company to secure and may not even be available to us. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing and determine whether the business could sustain operations and growth and manage the debt load. If we cannot raise additional proceeds via a private placement of our common stock or secure debt financing we would be required to cease business operations. As a result, investors in our common stock would lose all of their investment.

The staged development of our SOEFL.com and SOEFLpoints.com Web sites will continue over the next twelve months. Other than hiring independent consultants to assist in the design and development of our Web sites, we do not anticipate obtaining any further products or services. We do not expect the purchase or sale of plant or any significant equipment and we do not anticipate any change in the number of our employees. Our current material commitments include the total costs of the planned offering as provided herein, estimated at $7,701.

Our auditors have issued a "going concern" opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no substantial revenues are anticipated. Accordingly, we must raise cash from sources other than from the sale of advertising. Our only other source for cash at this time is investments by our sole officer and director. We must raise cash to implement our business strategy and stay in business. Our success or failure will be determined by our ability to develop and market our SOEFL.com and SOEFLpoints.com Web sites.

On October 16, 2008, Ratree Yabamrung, our sole officer and director, acquired 1,500,000 shares of our company’s common stock at a price of $0.001 per share, for total cash consideration of $1,500. As of December 31, 2008, we had a note payable to Ms. Yabamrung totalling $1,941. The note represents legal fees totalling $1,941.

Results of Operations

		From Inception on October 15, 2008 Through December 31, 2008
Revenue	$	Nil
Operating Expenses		20,532
Net Income (Loss)		(20,532)

Our operating expenses consist of professional and legal fees, officer wages, incorporation costs, and general and administrative expenses. Professional and legal fees for the period from Inception on October 15, 2008 through December 31, 2008 were $5,441. For the period accounting and auditing fees were $3,500 and legal fees were $1,941. Officer wages for the period from Inception on October 15, 2008 through December 31, 2008 were $13,460. During the period from Inception on October 15, 2008 through December 31, 2008, our president, Ratree Yabamrung, worked 673 hours at a rate of $20 per hour and, as a result, we accrued $13,460 in wages payable to Ms. Yabamrung. Incorporation expenses for the period from Inception on October 15, 2008 through December 31, 2008 were $803. Interest expenses for the period from Inception on October 15, 2008 through December 31, 2008 were $15. General and administrative expenses for the period from Inception on October 15, 2008 through December 31, 2008 were $813.

The following table shows a breakdown of material components of our expenses:

		From Inception on October 15, 2008 Through December 31, 2008
Accounting fees	$	nil
Auditing fees		3,500
Legal fees		1,941
Stock transfer agent fees		nil
General and administrative expenses		813
Officer wages		13,460

Financing Activities

Financing activities resulted in a net cash inflow of $16,141 for the period from Inception on October 15, 2008 through December 31, 2008.

We intend to seek additional funding through public or private financings to fund our operations through fiscal 2009 and beyond. However, if we are unable to raise additional capital when required or on acceptable terms, or achieve cash flow positive operations, we may have to significantly delay product development and scale back operations both of which may affect our ability to continue as a going concern.

Satisfaction of Our Cash Obligations for the Next Twelve Months

As of December 31, 2008, our cash balance was $13,200. Our plan for satisfying our cash requirements for the next twelve months is through advertising-generated income, sale of shares of our common stock, third party financing, and/or traditional bank financing. We anticipate some advertising-generated income during that same period of time, but do not anticipate generating sufficient amounts of revenues to meet our working capital requirements. Consequently, we intend to make appropriate plans to insure sources of additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of SOEFL as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, we have not commenced our planned principal operations and we have not yet generated revenues. As shown on the accompanying financial statements, we have incurred a net loss of $20,532 for the period from October 15, 2008 (inception) to December 31, 2008. These conditions raise substantial doubt about our ability to continue as a going concern.

Our Future is Dependent upon Our Ability to Obtain Financing and Upon Future Profitable Operations from the Development of Our Business.

In order to obtain the necessary capital, we will seek equity and/or debt financing. If the financing does not provide sufficient capital, our sole officer and director has agreed to provide sufficient funds as a loan over the next twelve-month period. However, we are dependent upon our ability to secure equity and/or debt financing and there are no assurances that we will be successful. Without sufficient financing, it is unlikely for us to continue as a going concern.

Summary of Product Research and Development that We Will Perform for the Term of Our Plan

We do not anticipate using third-party consultants to perform any significant product research and development under our plan of operation. We anticipate that any product research and development will be performed by our sole officer and director.

Expected Purchase or Sale of Significant Equipment

We do not anticipate the purchase or sale of any significant equipment, as such items are not required by us at this time or in the next twelve months.

Employees and Employment Agreements

We are a development stage company and currently do not have any employees other than our current sole officer and director, Ratree Yabamrung. Effective as of October 16, 2008, we agreed to pay Ms. Yabamrung a professional services’ fee of $20 per hour for time spent on our business. Ms. Yabamrung agreed to have any monies owing to her in relation to her services be considered a loan to our company. Ms. Yabamrung’s fee will accrue each month and will be added to any outstanding loan amount. We presently do not have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our director for time spent as a director.

We do not anticipate hiring employees over the next twelve months. We intend to use the services of third-party consultants to perform various professional services. We believe that this use of third-party consultants may enhance our ability to contain general and administrative expenses.

Facilities

Our registered office is located at 112 North Curry Street, Carson City, Nevada 89703 and our telephone number is (877) 458-6358 and our fax number is (866) 386-6365. Our operational premises are located where our president is operating from, which is her home in Thailand. These operational premises are provided at no charge by our president. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of listing or some form of advertising revenues. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Additional Disclosure of Outstanding Share Data

As of March 13, 2009, we had 2,135,000 shares of common stock issued and outstanding.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, including any outstanding derivative financial statements, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

DESCRIPTION OF PROPERTY

We do not own any real estate or other properties. Our office is located at 112 North Curry Street, Carson City, NV 89703, our telephone number is (877) 685-1955, and our fax number is (866) 334-2567.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a registered agent in the State of Nevada. Our registered agent for this purpose is State Agent & Transfer Syndicate, Inc. of 112 North Curry Street, Carson City, NV 89703. All legal process and any demand or notice authorized by law to be served upon us may be served upon our registered agent in the State of Nevada in the manner provided in NRS 14.020(2).

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We do not expect to enter into financial instruments for trading or hedging purposes. We do not currently anticipate entering into interest rate swaps and/or similar instruments.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Our Common Stock

As of the date of this prospectus, we had thirty-six (36) registered stockholders.

No Public Market for Common Stock

There is currently no public market for our common stock. We intend to seek to have our common stock quoted on the OTC Bulletin Board, but we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any securities exchange or, if quoted or traded, that a public market will materialize. Other than the shares being offered under this prospectus, there are no shares of our common stock that are being or have been proposed to be, publicly offered, the offering of which could have a material effect on the market price of our common stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

None of shares of our common stock are eligible for sale pursuant to Rule 144 under the Securities Act. In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.

One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 21,350 shares as of the date of this prospectus; or

2.

The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

The above resale restrictions are subject to a company not being deemed a “shell company” as defined under Rule 12b(2) of the Exchange Act.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the Securities and Exchange Commission under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Registration Statement on Form 8-A with the Securities and Exchange Commission concurrently with, or immediately following, the effectiveness of this Registration Statement on Form S-1. The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the Securities and Exchange Commission under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form S-1. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for quotation on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for quotation on the OTC Bulletin Board.

We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our development and marketing programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and quotation on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. Our audited financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States.

Our financial statements for the period from October 15, 2008 (date of inception) to December 31, 2008 immediately follow:

SOEFL INC.

(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

From Inception on October 15, 2008
Through December 31, 2008

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SOEFL, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of SOEFL, Inc. (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on October 15, 2008 through December 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SOEFL, Inc. (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on October 15, 2008 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs. Additionally, the Company has accumulated significant losses, has negative working capital, and a deficit in stockholders’ equity.  These factors raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

March 16, 2009

6490 West Desert Inn Road, Las Vegas, NV 89146      Tel (702) 253-7499   Fax (702) 253-7501

SOEFL INC.

(A Development Stage Company)

BALANCE SHEET

ASSETS

December 31, 2008
CURRENT ASSETS

Cash	$13,200
Prepaid expenses	2,600

Total Current Assets	15,800

TOTAL ASSETS	$15,800

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$6,716
Accrued interest – related party (Note 2)	15
Accrued wages – related party (Note 2)	13,460
Notes payable – related party (Note 2)	1,941

Total Current Liabilities	22,132

TOTAL LIABILITIES	22,132

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding	-

Common stock, $0.001 par value, 65,000,000 shares authorized, 2,135,000 shares issued and outstanding	2,135
Additional paid-in capital	12,065
Deficit accumulated during the development stage	(20,532)

Total Stockholders’ Equity (Deficit)	(6,332)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$15,800

The accompanying notes are an integral part of these financial statements.

SOEFL INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

From Inception on October 15, 2008 Through December 31, 2008

REVENUE	$-

EXPENSES

Professional and legal fees	5,441
Officer wages	13,460
Incorporation costs	803
General and administrative	813

Total Expenses	20,517

OPERATING LOSS	(20,517)

OTHER EXPENSE

Interest expense	15

Total Other Expense	15

LOSS BEFORE INCOME TAX EXPENSE	(20,532)

Income tax expense	-

NET LOSS	$(20,532)

BASIC AND FULLY DILUTED LOSS PER SHARE	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,516,711

The accompanying notes are an integral part of these financial statements.

SOEFL INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount

Balance, October 15, 2008 (date of inception)	-	$-	$-	$-	$-

Common stock issued for cash, October 16, 2008, at $0.001 per share (Note 2)	1,500,000	1,500	-	-	1,500

Common stock issued for cash, December 29, 2008, at $0.02 per share (Note 3)	635,000	635	12,065		12,700

Net loss for the period ended December 31, 2008	-	-	-	(20,532)	(20,532)

Balance, December 31, 2008	2,135,000	$2,135	$12,065	$(20,532)	$(6,332)

The accompanying notes are an integral part of these financial statements.

SOEFL INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

From Inception on October 15, 2008 Through December 31, 2008

OPERATING ACTIVITIES

Net loss	$(20,532)
Adjustments to reconcile net loss to net cash used by operating activities:
Changes in assets and liabilities:
(Increase) decrease in prepaid assets	(2,600)
(Decrease) increase in accounts payable	6,716
Increase in accrued expenses – related party	13,475

Net Cash Used in Operating Activities	(2,941)

INVESTING ACTIVITIES	-

FINANCING ACTIVITIES

Proceeds from issuance of stock	14,200
Proceeds from related party notes	1,941

Net Cash Provided by Financing Activities	16,141

INCREASE IN CASH	13,200

CASH AT BEGINNING OF PERIOD	-

CASH AT END OF PERIOD	$13,200

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:

Interest	$-
Income taxes	$-

NON-CASH ACTIVITIES

Stock issued for officer wages or services	$-
Stock issued for accounts payable	$-
Stock issued for related party notes payable	$-

The accompanying notes are an integral part of these financial statements.

SOEFL INC.

(A Development Stage Company)

 Notes to the Financial Statements

For the Period Ended December 31, 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.

Organization

SOEFL Inc. ("the Company") was incorporated in the State of Nevada as a for-profit company on October 15, 2008 and established a fiscal year end of December 31.

We are a development-stage company organized to enter into and operate online social networking and loyalty marketing services under our SOEFL (“School Of Entirely Free Learning”) and SOEFLpoints brands. Our success will be driven by our ability to create, grow and monetize an online audience in a cost-effective manner and enable advertisers to reach relevant online consumers effectively. Revenues from our social networking and loyalty marketing services will be derived from advertising fees.

On our social networking web site located at www.soefl.com, we intend to enable users to locate and interact with their acquaintances. Using interactive tools and features we intend to provide our members, as with other social networking web sites, the ability to contribute to our social networking web site, distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos.

SOEFLpoints, is to be our online loyalty marketing service, where we intend to provide advertisers with an effective means to reach our online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. We intend to market products and services of advertisers to our SOEFLpoints members, who register with SOEFLpoints.com through a double opt-in process to receive email marketing messages from us.

b.

Basis of Presentation

The Company uses the accrual method of accounting for financial purposes and has elected December 31 as its year-end.

c.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosers.  Accordingly, actual results could differ from those estimates.

d.

Fixed Assets

Fixed assets are recorded at cost.  Major additions and improvements are capitalized.  Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.  Depreciation of property and equipment is determined on a straight-line basis over the expected useful lives.

The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as gain or loss on sale of equipment.

e.

Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets".  SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, and addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. This requirement eliminates APB30's requirement that discontinued operations be measured at net realizable value or that entities include under discontinued operations in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction.

f.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, accounts payable, and accrued liabilities, approximate fair value due to their short maturities.

g.

Revenue

The Company records revenue on the accrual basis when all goods and services have been performed and delivered, the amounts are readily determinable, and collection is reasonably assured.  The Company has not generated any revenue since its inception.

SOEFL INC.

(A Development Stage Company)

 Notes to the Financial Statements

For the Period Ended December 31, 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h.

Advertising

The Company will expense its advertising when incurred. There has been no advertising since inception.

i.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

j.

Recent Accounting Pronouncements

On December 16, 2004 the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), which is an amendment to SFAS No. 123, “Accounting for Stock- Based Compensation”. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees”, and generally requires such transactions to be accounted for using a fair-value based method with the resulting cost recognized in the financial statements. SFAS 123(R) is effective for awards that are granted, modified or settled in cash during the first annual period beginning after June 15, 2005, or the year ending December 31, 2008 for the Company. In addition, this new standard will apply to unvested options granted prior to the effective date. The effect of adoption of SFAS 123(R) did not have a material impact on the Company.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections” (SFAS 154). SFAS 154 replaces APB Opinion No. 20, "Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements" and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non- financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The effect of adoption of SFAS 154 did not have a material impact on the Company.

In February of 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155), which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities a replacement of FASB Statement No. 125." SFAS 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006.  The effect of adoption of SFAS 155 did not have a material impact on the Company.

In March of 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (SFAS 156).  SFAS 156 amends SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities a replacement of FASB Statement No. 125," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: (a) a transfer of the servicer’s financial assets that meets the requirements for sale accounting, (b) a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities, and (c) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. SFAS 156 is effective for all servicing assets and liabilities as of the beginning of an entity's first fiscal year that begins after September 15, 2006.  The effect of adoption of SFAS 156 did not have a material impact on the Company.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes  – an interpretation of FASB Statement No. 109, Accounting for Income Taxes (SFAS No. 109)” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a return. Guidance is also provided on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The effect of adoption of FIN 48 did not have a material impact on the Company.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Where applicable, SFAS 157 clarifies and codifies related guidance within other generally accepted accounting principles. SFAS 157 is effective for fiscal years beginning after November 15, 2007.  The effect of adoption of SFAS 157 is not anticipated to have a material impact on the Company.

SOEFL INC.

(A Development Stage Company)

 Notes to the Financial Statements

For the Period Ended December 31, 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

i.

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158).  SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 also eliminates the option in SFAS 87 to measure plan assets and obligations up to three months prior to the financial statement date.  SFAS 158 is effective for fiscal years ending after December 15, 2006.  The adoption of SFAS 158 did not have an impact to the Company.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159).  SFAS 159 permits entities to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS 159 is effective as of the first fiscal year beginning after November 15, 2007.  The effect of adoption of SFAS 159 is not anticipated to have a material impact on the Company.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) applies to all transactions or other events in which an entity obtains control of one or more businesses. SFAS No. 141(R) establishes how the acquirer of a business should recognize, measure and disclose in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed and any noncontrolling interest in the acquired business. SFAS No. 141(R) is applied prospectively for all business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with early application prohibited. SFAS No. 141(R) did not have an impact on the Company’s historical financial statements and will be applied to business combinations completed, if any, on or after November 1, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires entities to report noncontrolling interests as a separate component of shareholders’ equity in the consolidated financial statements. The amount of earnings attributable to the parent and to the noncontrolling interests should be clearly identified and presented on the face of the consolidated statements of operations. Additionally, SFAS No. 160 requires any changes in a parent’s ownership interest of its subsidiary, while retaining its control, to be accounted for as equity transactions. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of SFAS No. 160 is not expected to have a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 is not expected to have a material impact on the Company’s financial statements.

k.

Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the consolidated financial statements as follows:

For the Period from Inception on October 15, 2008 Through December 31, 2008

Net loss	$(20,532)

Weighted average number of shares outstanding	1,516,711

Net loss per share	$(0.01)

Net loss per share is computed in accordance with SFAS No. 128, “Earning Per Share”, by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding.

SOEFL INC.

(A Development Stage Company)

 Notes to the Financial Statements

For the Period Ended December 31, 2008

NOTE 1 -

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

l.

Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets and liabilities consist of the following components as of December 31:

2008
Deferred tax assets:

NOL carryover	$2,758

Deferred tax assets:
Accrued Liabilities	5,249

Deferred tax liabilities:	-

Valuation allowance	(8,007)

Net deferred tax assets and liabilities	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2008 due to the following:

2008

Book income (loss)	$(8,007)
Valuation allowance	8,007

$-

At December 31, 2008, the Company had net operating loss carryforwards of approximately $7,072 that may be offset against future taxable income from the year 2008 through 2028. No tax benefit has been reported in the December 31, 2008 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 2 -

RELATED PARTY TRANSACTIONS

Common Stock

On October 16, 2008, Ratree Yabamrung, the Company’s sole officer and director, acquired 1,500,000 shares of the Company’s common stock at a price of $0.001 per share, for total cash consideration of $1,500, which at December 31, 2008 represented 70.26% of the 2,135,000 issued and outstanding common stock of the Company.

Accrued Expenses

For the period from Inception on October 15, 2008 through December 31, 2008, the Company accrued $13,460 in wages payable to Ratree Yabamrung, its president, secretary, treasurer and sole director, which represents having worked 673 hours during the period at a rate of $20 per hour.

Notes Payable and Accrued Interest

As of December 31, 2008, the Company had a note payable to an officer totalling $1,941. The note represents cash advances for the payment of general corporate expenses of $1,941. The note is unsecured, due upon demand and accrues interest at the end of each month on the then outstanding balance on a last-in, first-out basis for new funds and payments at the rate of 4.00% per annum.  Accrued interest payable on the note totals $15 at December 31, 2008.

SOEFL INC.

(A Development Stage Company)

 Notes to the Financial Statements

For the Period Ended December 31, 2008

NOTE 3 -

SIGNIFICANT EVENTS

Private Placement

On October 16, 2008, the Company authorized a private placement offering of up to 1,000,000 shares of common stock at a price of $0.02 per share. The total amount to be raised in this financing is $20,000.

Between October 21, 2008 and November 29, 2008, the Company received thirty-five (35) subscriptions, for a total of 635,000 shares of common stock (par value $0.001) in the Company. The Company has received $12,700 in the form of bank drafts as payment for the underlying securities, which securities were subscribed for at a price of $0.02 per share and subsequently issued on December 29, 2008.

NOTE 4 -

GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs.  Additionally, the Company has accumulated significant losses, has negative working capital, and a deficit in stockholders' equity.  All of these items raise substantial doubt about its ability to continue as a going concern.

Management's plans with respect to alleviating the adverse financial conditions that caused shareholders to express substantial doubt about the Company's ability to continue as a going concern are as follows:

The Company's current assets are not deemed to be sufficient to fund ongoing expenses related to the start up of planned principal operations.  If the Company is not successful in the start up of business operations which produce positive cash flows from operations, the Company may be forced to raise additional equity or debt financing to fund its ongoing obligations and cease doing business.

Management believes that the Company will be able to operate for the coming year by obtaining additional loans from Ms. Yabamrung, the sole officer of the Company.  However, there can be no assurances that management’s plans will be successful.  If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then-current stockholders would be diluted.  If additional funds are raised through the issuance of debt securities, the Company will incur interest charges until the related debt is paid off.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

At each annual meeting of stockholders, directors will be elected to hold office until the next annual meeting of the stockholders. Each director will hold office until the expiration of the term from which elected and until a successor has been elected and qualified. The officers of our company are appointed by our board of directors and hold office for such term as may be prescribed by our board of directors and until such person’s successor has been chosen and qualified, or until such person’s death or resignation, or until such person’s removal from office.

The name, address, age, and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Ratree Yabamrung Suite 21, 205.5 Moo 10, Pattaya 2nd Road Nongprue, Banglamung, Chonburi 20150 Thailand	30	President, Secretary, Treasurer and sole Director

On October 15, 2008, Ratree Yabamrung was appointed as our sole director. On October 16, 2008, Ms. Yabamrung was appointed as our President, Secretary and Treasurer.

Background of Officer and Director

Ratree Yabamrung is the founder of our company and has been our President, Secretary, Treasurer since October 16, 2008 and our sole director since inception (October 15, 2008). Ms. Yabamrung has been involved primarily in Internet consulting and marketing over the past 10 years. Since 1999 Ms. Yabamrung has consulted to numerous small and medium sized businesses in the design, development and marketing of Internet Web sites. Her expertise is centered around Web technologies and user interface systems which provide consumers with the tools needed to perform daily personal and business tasks.

Conflicts of Interest

At the present time, we do not foresee any direct conflict of interest between Ms. Yabamrung's other business interests and her involvement in our company. Ms. Yabamrung has the flexibility to work on our company approximately 20-30 hours per week. She is prepared to devote more time to our operations as may be required.

Involvement in Certain Legal Proceedings

Our director, executive officer and control person has not been involved in any of the following events during the past five years:

1.

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

We currently do not have any committees of the Board of Directors.

EXECUTIVE COMPENSATION

Summary of Compensation

We have made provisions for paying cash and/or non-cash compensation to our sole officer and director. At the present time, she is accruing a salary of $20 per hour for time spent working on our business.

The following table sets forth the compensation paid by us from inception on October 15, 2008 through December 31, 2008. The compensation addresses all compensation awarded to, earned by, or paid to our named executive officer up to December 31, 2008. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ratree Yabamrung President	2008	$13,460	Nil	Nil	Nil	Nil	Nil	Nil	$13,460

We did not pay any other salaries in 2008. There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and director other than as described herein.

Long-term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Employment Agreements

At present, we have no employees other than our current sole officer and director, Ratree Yabamrung. Effective as of October 16, 2008, we agreed to pay Ms. Yabamrung a professional services’ fee of $20 per hour for time spent on our business. Ms. Yabamrung agreed to have any monies owing to her in relation to her services be considered a loan to our company. Ms. Yabamrung’s fee will accrue each month and will be added to any outstanding loan amount. We presently do not have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our director for time spent as a director.

Director Compensation

Our director is not compensated by us for acting as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole officer and director, and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what her ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of her shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common Stock	Ratree Yabamrung Suite 21, 205.5 Moo 10, Pattaya 2nd Road Nongprue, Banglamung, Chonburi 20150 Thailand	1,500,000 (Direct)	70.26%
	All Officers and Directors as a Group (1 person)	1,500,000 (Direct)	70.26%

Notes:

1.

The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of her direct and indirect stock holdings. Ms. Yabamrung is the only "promoter" of our company.

2.

As of January 31, 2009, there were 2,135,000 shares of our common stock issued and outstanding and thirty-six (36) registered stockholders.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that have or will materially affect us, other than as noted in this section:

1.

Any of our directors or officers;

2.

Any person proposed as a nominee for election as a director;

3.

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

4.

Any of our promoters; and

5.

Any member of the immediate family (including spouse, parents, children, step-parents, step-children, siblings and in-laws) of any of the foregoing persons.

Effective as of October 16, 2008, we entered into a shareholder loan agreement with Ms. Yabamrung, whereby Ms. Yabamrung agreed to loan us funds, as required, to operate our business. The term of the loan is indefinite, and the loan can be repaid at any time, in part or in full. There are no interest payments during the life of the loan, but the repayment amount will include all interest that accrues while the loan is outstanding. The interest rate on the loan is 4.0% and will accrue annually. For the purpose of calculating interest owing on the outstanding loan amount, the outstanding loan amount will be recalculated at the end of each month, until the loan is fully repaid, taking into account any (i) new funds loaned to us by Ms. Yabamrung, and (ii) payments to Ms. Yabamrung by us, which payments will be applied on a last-in, first-out basis. The largest aggregate amount of principal outstanding on the loan since inception was $1,941.37. The amount outstanding on the loan as of February 28, 2009 was $1,941.37. The amount of principal paid on the loan since inception is nil. The amount of interest on the loan accrued since inception is $14.84.

On October 16, 2008, Ratree Yabamrung, our sole officer and director, acquired 1,500,000 shares of our company’s common stock at a price of $0.001 per share, for total cash consideration of $1,500. This was accounted for as a purchase of common stock. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system. We intend to apply to have our common stock quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our sole director is not independent because Ratree Yabamrung is an executive officer of our company.

REPORTS TO STOCKHOLDERS

We are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report. Upon the effective date of the registration statement, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Following such time, our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of SOEFL. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving SOEFL, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Securities and Exchange Commission. Our Registration Statement and the referenced exhibits can also be found on this website.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

DISCLOSURE OF THE COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we shall, to the maximum extent permitted by Nevada law, have the power to indemnify each of our agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Under our Bylaws, the term an “agent” includes any person who is or was a director, officer, employee or other agent of our company; or is or was serving at the request of our company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of our company or of another enterprise at the request of such predecessor corporation. The term “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term “expenses” includes, without limitation, attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SUBJECT TO COMPLETION, DATED ____________, 2009

PROSPECTUS

SOEFL INC.

635,000 SHARES

COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ________________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Other Expenses of Issuance and Distribution

The estimated costs of this Offering are as follows:

Expenses (1)
Accounting Fees and Expenses	$3,500.00
Legal Fees and Expenses	$2,700.00
SEC Registration Fee	$1.25
Transfer Agent Fees	Nil
Miscellaneous Expenses	$1,500.00
TOTAL	$7,701.25

Notes:

(1)

All amounts are estimates, other than the Security and Exchange Commission's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of SOEFL.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of SOEFL, even if they are unsuccessful in defending that action, if the officer or director:

(a)

is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of SOEFL, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of SOEFL against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to SOEFL, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Articles of Incorporation and our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, our Articles of Incorporation and our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Recent Sales of Unregistered Securities

On October 16, 2008, Ratree Yabamrung, our sole officer and director, acquired 1,500,000 shares of our company’s common stock at a price of $0.001 per share, for total cash consideration of $1,500. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $1,500. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

We completed a private placement of 635,000 shares of our common stock at a price of $0.02 per share to a total of thirty-five (35) purchasers on December 29, 2008. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his/her intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Thomas Cook, Esq. regarding the legality of the securities being registered
10.1	Shareholder Loan Agreement between SOEFL Inc. and Ratree Yabamrung
10.2	Form of Private Placement Subscription Agreement
23.1	Consent of Moore & Associates, Chartered

Undertakings

The undersigned Registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pattaya, Thailand, on March 18, 2009.

SOEFL INC.

By: /s/ RATREE YABAMRUNG

Ratree Yabamrung

President, Treasurer, and Director

(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ RATREE YABAMRUNG

Ratree Yabamrung

President, Treasurer, and Director

(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

Date: March 18, 2009